Exhibit 99.1

Contact:	Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2009 SECOND QUARTER FINANCIAL RESULTS
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — August 6, 2009 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced financial results for the second quarter ended June 30, 2009.
Highlights
Somaxon has accomplished a number of important objectives since the beginning of the second quarter of 2009. On June 4, 2009, the company resubmitted its New Drug Application (NDA) for Silenor® (doxepin) to the U.S. Food and Drug Administration (FDA). The FDA acknowledged receipt of the resubmission and confirmed that the review cycle will be six months, resulting in a new FDA action date of December 4, 2009.
On July 8, 2009, Somaxon closed a private placement of approximately 5.1 million shares of its common stock at a price of $1.05 per share and seven-year warrants to purchase up to approximately 5.1 million additional shares of its common stock, exercisable in cash or by net exercise at a price of $1.155 per share, for aggregate gross proceeds of approximately $6.0 million.
“The past few months have been very positive and productive for Somaxon as we continue to execute on our strategic plan. The resubmission of our NDA for Silenor and our recent $6 million financing transaction represent significant progress relating to our key corporate objectives,” said Richard W. Pascoe, Somaxon’s president and chief executive officer.
“Going forward, we will continue to work closely with the FDA toward a potential approval for Silenor, responsibly manage our financial resources, and advance our discussions with third parties toward a potential commercial partnership for Silenor,” continued Pascoe. “Our goal is to enter into an agreement that will maximize the potential commercial success of our current lead product.”
Second Quarter Financial Results
For the second quarter of 2009, net loss applicable to common stockholders was $6.1 million, or $0.33 per share, compared with $10.4 million, or $0.57 per share, for the second quarter of 2008.
As a development stage pharmaceutical company, Somaxon had no revenues during the second quarter of 2009.
Research and development expenses for the second quarter of 2009 were $1.5 million, compared with $5.8 million for the second quarter of 2008. The decrease resulted primarily from the company’s conduct during 2008 of its clinical trial to evaluate the potential for electrocardiogram (ECG) effects of doxepin, the active ingredient in Silenor. In addition, salaries and related costs decreased in 2009 as a result of the reduction in force undertaken as part of cost reduction measures. This decrease was partially offset by higher share-based compensation expense as a result of the company’s one-time stock option exchange program that was completed in June 2009 and vesting arrangements under the company’s severance-related agreements.
Marketing, general and administrative expenses were $4.6 million for both the second quarter of 2009 and the second quarter of 2008. Marketing, personnel and general costs decreased approximately $1.0 million due to a reduction in market preparation activities as a result of the delay in the FDA approval process for Silenor, as well as the company’s reduction in force and move to a smaller corporate facility. This decrease was offset by expenses incurred under severance arrangements and higher share-based compensation expense resulting from the company’s one-time stock option exchange program.
For the second quarter of 2009, the company recognized $3.0 million of share-based compensation expense. Share-based compensation expense for the second quarter of 2008 was $1.5 million.

At June 30, 2009, Somaxon had cash, cash equivalents and marketable securities totaling $1.3 million and no debt. This amount does not include $6.0 million in gross proceeds from the company’s July 2009 private placement of its common stock and warrants. The company believes, based on its current operating plan, that its cash, cash equivalents and marketable securities as of June 30, 2009, together with the proceeds from this private placement, will be sufficient to fund its operations through the expected duration of the FDA’s review of its resubmission of the Silenor NDA and through the second quarter of 2010.
At December 31, 2008, the company had cash, cash equivalents and marketable securities totaling $14.3 million and outstanding debt of $15.0 million. The December 31, 2008 cash, cash equivalents and marketable securities did not include $7.5 million of restricted cash that was required to be maintained at Silicon Valley Bank under the company’s secured loan agreement with Silicon Valley Bank and Oxford Finance Corporation. This restricted cash was released upon the full repayment in March 2009 of the remaining principal balance of $13.7 million under the secured loan facility. An additional $0.6 million of restricted cash was released in the second quarter of 2009 in connection with the termination of the company’s facility lease.
Conference Call Information and Forward-Looking Statements
On Thursday, August 6, 2009, Somaxon will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the second quarter ended June 30, 2009. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-1469 (domestic) or (480) 629-9674 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4125953.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and regulatory developments and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
Silenor Regulatory Status/Update
On February 25, 2009, Somaxon received a Complete Response Letter from the FDA for its NDA for Silenor for the treatment of insomnia. Based on its review, the FDA determined that the NDA could not be approved in its then-current form. In the Complete Response Letter, the FDA raised a number of issues relating to the interpretation of the efficacy data contained in the Silenor NDA and indicated that the FDA was open to a discussion of these concerns.
With respect to safety, the FDA noted that there were no adverse events observed that would preclude approval, but asked the company to address the possibility that doxepin may prolong the cardiac QT interval. Somaxon responded by submitting to the FDA the results of its completed clinical trial of doxepin that evaluated the potential for ECG effects. The results of this clinical trial demonstrated that doxepin had no effect on QT interval prolongation when administered at 6 mg or under exaggerated exposure conditions of 50 mg.
Somaxon held a meeting with the FDA on April 6, 2009 to discuss the issues raised in the Complete Response Letter. In the meeting, the FDA stated that to obtain approval of a chronic insomnia treatment, objective and subjective efficacy must be established in adult and elderly patient populations, and efficacy must be shown both at the beginning of treatment and on a persistent basis, defined as at least one month. No additional safety issues were raised in the meeting, and the FDA has not requested that the company conduct additional clinical trials of Silenor.
Based on the feedback it received at the meeting, Somaxon conducted additional analyses of its clinical data focused on the durability of subjective sleep maintenance efficacy in adults with primary insomnia. The company completed these analyses and included the results in a June 4, 2009 resubmission of the NDA to the FDA. The resubmission also included the results of the company’s completed clinical trial of doxepin that evaluated the potential for ECG effects that were previously submitted to the company’s investigational new drug application (IND) for Silenor. The FDA has accepted the resubmission for review and confirmed that the review cycle will be six months, resulting in a new FDA action date of December 4, 2009.
Based on the Complete Response Letter and its meeting with the FDA, Somaxon will no longer pursue approval of a 1 mg dose of Silenor, nor will it seek approval of a statement in the indication section of the label that clinical trials of Silenor have demonstrated improvement in sleep onset.
Somaxon submitted the NDA for Silenor under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA. The NDA includes the data from Somaxon’s completed clinical development program for Silenor, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of Silenor for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints. Four of these were Phase 3 clinical trials.
The NDA submission also includes data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of Silenor, which were undertaken based on a request from the FDA. The company continues to plan to submit the results of its standard two-year carcinogenicity study as a post-approval commitment. Somaxon initiated that study in August 2007 and expects data from the study in the first quarter of 2010.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon has submitted a New Drug Application for its product candidate, Silenor® (doxepin), to the U.S. Food and Drug Administration.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential approval of the NDA for Silenor, discussions with potential commercial partners and Somaxon’s cash projections, including the sufficiency of Somaxon’s cash to fund operations through the second quarter of 2010, are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s interpretation of its communications and interactions with the FDA relating to the requirements for approval of the NDA for Silenor, and the FDA’s agreement with such interpretation; Somaxon’s interpretation of the results of its clinical trials for Silenor, the timing of the interpretation of such results and the FDA’s agreement with such interpretation; the potential for Silenor to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of Silenor; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of Silenor is appropriate prior to the completion of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to raise sufficient capital to meet FDA requirements and otherwise fund its operations, and to meet its obligations to parties with whom it contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; Somaxon’s ability to successfully commercialize Silenor, if it is approved by the FDA; the potential to enter into and the terms of any strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether any approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Operating expenses
License fees	$(3)	$4	$(999)	$8
Research and development	1,503	5,849	2,991	9,025
Marketing, general and administrative	4,639	4,568	8,454	8,813

Net operating expenses	6,139	10,421	10,446	17,846

Loss from operations	(6,139)	(10,421)	(10,446)	(17,846)
Interest and other income	2	245	24	603
Interest and other (expense)	—	(219)	(259)	(219)

Net loss	$(6,137)	$(10,395)	$(10,681)	$(17,462)

Basic and diluted net loss per share	$(0.33)	$(0.57)	$(0.58)	$(0.96)
Shares used to calculate net loss per share	18,331	18,287	18,314	18,270

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$1,255	$14,290
Restricted cash	—	8,100
Other current assets	455	479

Total current assets	1,710	22,869
Property and equipment, net	782	788
Other assets	60	60

Total assets	$2,552	$23,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,173	$1,825
Accrued liabilities	1,892	1,786
Debt	—	15,000

Total current liabilities	3,065	18,611

Total stockholders’ equity (deficit)	(513)	5,106

Total liabilities and stockholders’ equity	$2,552	$23,717